As filed with the U.S. Securities and Exchange Commission on June 8, 2006

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 POST-EFFECTIVE
                             AMENDMENT TO FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------

           Colorado                                      50-0012982
-------------------------------             ------------------------------------
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
         Incorporation
       or Organization)
                             Signature Leisure, Inc.
                           ---------------------------
                           (Name of Registrant in Our
                                    Charter)

                                                     Stephen W. Carnes
            100 Candace Drive                        100 Candace Drive
                Suite 100                                Suite 100
         Maitland, Florida 32751                  Maitland, Florida 32751
(Address and telephone number of Principal   (Name, address and telephone number
 Executive Offices and Principal Place of           of agent for service)
                 Business)
                                      5990
                          (Primary Standard Industrial
                           Classification Code Number)
                                   Copies to:
                           Christopher J. DeLise, Esq.
                   Kirkpatrick & Lockhart Nicholson Graham LLP
                      201 S. Biscayne Boulevard, Suite 2000
                              Miami, Florida 33131
                            Telephone: (305)539-3300
                            Telecopier: (305)358-7095

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|
         If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same Offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same Offering. |_|
         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                Explanatory Note


This Post-Effective Amendment to the Registration Statement on Form SB-2 is hereby filed to incorporate Exhibit 5.1. The Company originally filed Exhibit
5.1 with Amendment No. 7 to the Registration Statement on Form SB-2, as filed with the U. S. Securities and Exchange Commission on June 8, 2006, but the
Exhibit 5.1 contained a typographical error, which has now been corrected.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Our Directors And Officers

      Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our director and officer from and against certain claims arising from or related to future acts or omissions as a director or officer of Signature Leisure. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to director, officer and controlling persons of Signature Leisure pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all of the expenses in connection with this Offering.

            Securities and Exchange Commission Registration Fee     $     787.00
            Printing and Engraving Expenses                         $   2,500.00
            Accounting Fees and Expenses                            $  15,000.00
            Legal Fees and Expenses                                 $  50,000.00
            Miscellaneous                                           $  16,717.00

            TOTAL                                                   $  85,000.00

Recent Sales Of Unregistered Securities

      We have issued the following securities in the past three years without registering them under the 1933 Act:

      2003

      On January 20, 2003, we transferred our photography business and substantially all of our assets back to our former president (and majority shareholder) in exchange for the cancellation of all of our common stock held by the president (150,000 shares). Also, on January 20, 2003, we issued 27,000 shares of our common stock to new management in exchange for establishing our new business plan. The value of the transaction could not be objectively measured as the services were rendered by related parties. The shares were valued by the sole director at $0.40 per share based on the estimated fair value of the services. Stock-based compensation expense of $10,800 was recognized in the financial statements for the year ended December 31, 2003.

      On January 27, 2003, we executed a 20-for-1 stock dividend for shareholders of record on January 24, 2003. As a result of the stock dividend, the number of common shares issued and outstanding increased from 38,500 to 808,500.

      Effective April 28, 2003, we granted a consultant options to purchase 15,000 shares of our common stock. The options' exercise prices range from $12.00 to $30.00 and expire on April 28, 2005. We determined the fair value of the options in accordance with SFAS 123 and recorded stock-based compensation expense of $125,000 in the accompanying financial statements.

      During the year ended December 31, 2003, we issued 9,375 shares of its common stock to attorneys in exchange for legal services. The shares issued were valued based on the market value of our common stock on the transaction dates, ranging from $8.40 to $10.40 per share. Stock-based compensation expense of $90,000 was recognized in the accompanying financial statements for the year ended December 31, 2003.

      During the year ended December 31, 2003, Signature Leisure entered into a securities purchase agreement for the sale of $500,000 of our common stock. The initial purchase was for $250,000 resulting in the issuance of 1,472,320 common $.0001 par value shares to a single foreign purchaser in exempted transactions under Regulation "D", Section 4(2), and Section 4(6) of the 1933 Act.

      During the year ended December 31, 2003, we issued 12,500 shares of our common stock in exchange for stock Offering costs. The shares issued were valued based on the market value of our common stock on the transaction dates, or approximately $8.40 per share. Offering costs of $105,000 were recognized as an offset to common stock sale proceeds for the year ended December 31, 2003.

      During the year ended December 31, 2003, we issued 1,625 shares of its common stock to consultants in exchange for health and fitness consulting services. The shares issued were valued based on the market value of our common stock on the transaction dates, ranging from $8.40 to $10.40 per share. Stock-based compensation expense of $16,138 was recognized in the financial statements for the year ended December 31, 2003.

      During the year ended December 31, 2003, we issued 24,872 shares of its common stock to consultants in exchange for public relations services. The shares issued were valued based on the market value of our common stock on the transaction dates, ranging from $6.80 to $10.40 per share. Stock-based compensation expense of $238,692 was recognized in the financial statements for the year ended December 31, 2003.

      During the year ended December 31, 2003, we issued 67,950 shares of its common stock to consultants in exchange for business consulting services. The shares issued were valued based on the market value of our common stock on the transaction dates, ranging from $2.40 to $10.40 per share. Stock-based compensation expense of $430,240 was recognized in the financial statements for the year ended December 31, 2003.

      Except as otherwise indicated above, all of the foregoing transactions which occurred in 2003-2006, were exempt from registration pursuant to Section 4(2) of the 1933 Act and Regulation D promulgated thereunder.

      2004

      On January 20, 2004, we issued 1,000,000 shares of common stock to Katalyst Capital Group as a commitment fee related to the SEDA. With respect to the sale of unregistered securities referenced herein, this transaction was exempt from registration pursuant to Section 4(2) of the 1933 Act, and Regulation D promulgated under the 1933 Act.

      On January 30, 2004, Mr. Carnes approved the issuance of 2,500 common shares issued at $2.00 a share on January 30, 2004 valued at $5,000 issued to Equitilink, LLC for investor relations services provided to Signature Leisure Inc.

      During October 2004, Mr. Carnes approved the issuance of 7,500,000 shares of our restricted common stock as payment of $450,000 of his accrued compensation.

      Except as otherwise indicated above, all of the foregoing transactions which occurred in 2003-2006, were exempt from registration pursuant to Section 4(2) of the 1933 Act and Regulation D promulgated thereunder.

      2005

      On April 28, 2005, the Company issued 1,000,000 shares of common stock to Katalyst Capital Group as payment of $15,000 for a commitment fee in connection with the SEDA. The market price of the Company's common stock on the transaction date was $0.03 per share with a volume of no shares traded.

      On April 28, 2005, Mr. Carnes approved the issuance of 40,000,000 shares of our restricted common stock as payment of $600,000 of his accrued compensation (consisting of accrued bonuses). On the date of issuance, our common stock had a traded market value of approximately $0.03. Mr. Carnes valued the stock issuance at $0.015 per share (a 50% discount from the traded market value).

      On December 30, 2005, the Company issued 1,142,851 shares of common stock to Matt Lettau, a consultant, for a total cash sales price of $20,000 resulting in a price of $0.0175 per share. The market price of the Company's common stock on the transaction date was a low of $0.105, high of $0.146 per share with a volume of 7,683,800 shares traded.

      The shares were issued as exempted transactions under Section 4(2) of the 1933 Act and are subject to Rule 144 there under. The recipient(s) of our stock took their shares for investment purposes without a view to distribution. Furthermore, they had access to information concerning our Company and our business prospects; there was no general solicitation or advertising for the purchase of our shares; there were no commissions paid; and the securities are restricted pursuant to Rule 144.

      Additionally, the Company issued the following shares in 2005:

      During the 12 month period ended December 31, 2005, we issued 12,895,550 shares of our $0.001 par value common stock to Andra Espinoza, a consultant, as compensation for services. The shares issued were unrestricted pursuant to an S-8 Registrations filed with the SEC, as amended, on April 27, 2005 and valued at $154,672.

      During the 12-month period ended December 31, 2005, we issued 8,675,000 shares of our $0.001 par value common stock to Ed Miers, a consultant, as compensation for services. The shares issued were unrestricted pursuant to an S-8 Registrations filed with the SEC, as amended, on April 27, 2005 and valued at $204,875.

      During the 12 month period ended December 31, 2005, we issued 10,975,000 shares of our $0.001 par value common stock to Evan Weybright, a consultant, as compensation for services. The shares issued were unrestricted pursuant to an S-8 Registrations filed with the SEC, as amended, on April 27, 2005 and valued at $245,250.

      During the three month period ended December 31, 2005, we issued 1,000,000 shares of our $0.001 par value common stock to Cynthia Wainwright as compensation for services. The shares issued were unrestricted pursuant to an S-8 Registration filed with the SEC on April 27, 2005 and valued at $7,750.

      During the three month period ended December 31, 2005, we issued 1,200,000 shares of our $0.001 par value common stock to Matt Lettau as compensation for services. The shares issued were unrestricted pursuant to an S-8 Registration filed with the SEC on April 27, 2005 and valued at $20,750.

      During the three month period ended December 31, 2005, we issued 2,500,000 shares of our $0.001 par value common stock to Joe Barrett as compensation for services. The shares issued were unrestricted pursuant to an S-8 Registration filed with the SEC on April 27, 2005 and valued at $20,625.

      During the three month period ended December 31, 2005, we issued 350,000 shares of our $0.001 par value common stock to Robert Thomas as compensation for services. The shares issued were unrestricted pursuant to an S-8 Registration filed with the SEC on April 27, 2005 and valued at $3,687.

      During the three month period ended December 31, 2005, we issued 500,000 shares of our $0.001 par value common stock to Irving Einhorn as compensation for services. The shares issued were unrestricted pursuant to an S-8 Registration filed with the SEC on April 27, 2005 and valued at $3,875.

      During the three month period ended December 31, 2005, we issued 200,000 shares of our $0.001 par value common stock to July Tomasi as compensation for services. The shares issued were unrestricted pursuant to an S-8 Registration filed with the SEC on April 27, 2005 and valued at $1,650.

      2006

      During the three month period ended March 31, 2006, we issued 6,00,000 shares of our $0.001 par value common stock to Andra Espinoza as compensation for services. The shares issued were unrestricted pursuant to an S-8 Registration filed with the SEC on April 27, 2005 and valued at $373,200.

      During the three month period ended March 31, 2006, we issued 500,000 shares of our $0.001 par value common stock to Evan Weybright as compensation for services. The shares issued were unrestricted pursuant to an S-8 Registration filed with the SEC on April 27, 2005 and valued at $30,000.

      During the three month period ended March 31, 2006, we issued 1,000,000 shares of our $0.001 par value common stock to Cynthia Wainwright as compensation for services. The shares issued were unrestricted pursuant to an S-8 Registration filed with the SEC on April 27, 2005 and valued at $63,300.

      During the three month period ended March 31, 2006, we issued 500,000 shares of our $0.001 par value common stock to Matt Lettau as compensation for services. The shares issued were unrestricted pursuant to an S-8 Registration filed with the SEC on April 27, 2005 and valued at $30,000.

      During the three month period ended March 31, 2006, we issued 2,000,000 shares of our $0.001 par value common stock to Edward Miers as compensation for services. The shares issued were unrestricted pursuant to an S-8 Registration filed with the SEC on April 27, 2005 and valued at $133,200.

      During the three month period ended March 31, 2006, we issued 500,000 shares of our $0.001 par value common stock to July Tomasi as compensation for services. The shares issued were unrestricted pursuant to an S-8 Registration filed with the SEC on April 27, 2005 and valued at $33,300.

      INDEX TO EXHIBITS

EXHIBIT NO.         DESCRIPTION                                          LOCATION

2.0                 Form of Common Stock Share Certificate of            Incorporated by reference filed as an exhibit to
                    Signature Leisure, Inc.                              Registration Statement on Form 10-SB filed on May
                                                                         6, 2004

3.0                 Amended and Restated Articles of Incorporation of    Incorporated by reference filed as an exhibit to
                    Signature Leisure, Inc.                              Registration Statement on Form 10-SB filed on May
                                                                         6, 2004

3.1                 Amended and Restated Bylaws of Signature Leisure,    Incorporated by reference filed as an exhibit to
                    Inc.                                                 Registration Statement on Form 10-SB filed on May
                                                                         6, 2004

3.1                 Articles of Incorporation as amended, Amendment to   Incorporated by reference filed as an exhibit to
                    Articles of Incorporation as filed with the          Registration Statement on Form 10-SB filed on May
                    Colorado Secretary of State on July 14, 2004         6, 2004

3.2                 Bylaws                                               Incorporated by reference filed as an exhibit to
                                                                         Registration Statement on Form 10-SB filed on May
                                                                         6, 2004

5.1                 Opinion re: Legality                                 Provided herewith

10.1                Closing Document for Parker Productions - by and     Incorporated by reference filed as an exhibit to
                    between Signature Leisure, Inc. and Parker           Registration Statement on Form 10-SB filed on May
                    Productions, February 15, 2005                       6, 2004

10.2                Letter of Intent - Acquisition of Assets of Parker   Incorporated by reference filed as an exhibit to
                    Productions, by and between Signature Leisure,       Registration Statement on Form 10-SB filed on May
                    Inc. and Jill Reynolds, Parker Productions,          6, 2004
                    November 12, 2004

10.3                Standby Equity Distribution Agreement, dated         Incorporated by reference to the Company's form
                    January 20, 2005 between Katalyst Capital Group,     SB-2 filed on February 14, 2005
                    Ltd. and Signature Leisure, Inc.

10.4                Placement Agent Agreement dated July 7, 2005         Incorporated by reference to the Company's form
                    between Spencer - Clarke, LLC, and Signature         SB-2 filed on July 11,2005
                    Leisure, Inc.


EXHIBIT NO.         DESCRIPTION                                          LOCATION

10.5                Escrow Agreement dated January 20, 2005 between      Incorporated by reference to the Company's form
                    Signature Leisure, Inc. and Marchena and Graham      SB-2 filed on February 14, 2005

10.6                Promissory Note dated August 31, 2005 issued to      Incorporated by reference to the Company's
                    Evan R. Weybright                                    Amendment No. 2 to Form SB-2 filed on December 1,
                                                                         2005

10.7                Promissory Note dated March 25, 2004 issued to       Incorporated by reference to the Company's
                    Edward Miers                                         Amendment No. 2 to Form SB-2 filed on December 1,
                                                                         2005

10.8                Promissory Note dated September 22, 2005 issued to   Incorporated by reference to the Company's
                    Edward Miers                                         Amendment No. 2 to Form SB-2 filed on December 1,
                                                                         2005

10.9                Promissory Note dated September 6, 2005 issued to    Incorporated by reference to the Company's
                    Stephen W. Carnes                                    Amendment No. 2 to Form SB-2 filed on December 1,
                                                                         2005

10.10               Promissory Note dated September 6, 2005 issued to    Incorporated by reference to the Company's
                    Stephen W. Carnes                                    Amendment No. 2 to Form SB-2 filed on December 1,
                                                                         2005

10.11               Promissory Note dated February 9, 2005 issued to     Incorporated by reference to the Company's
                    Katalyst Capital Group, Ltd.                         Amendment No. 2 to Form SB-2 filed on December 1,
                                                                         2005

10.12               Promissory Note dated April 19, 2005 issued to       Incorporated by reference to the Company's
                    Katalyst Capital Group, Ltd.                         Amendment No. 2 to Form SB-2 filed on December 1,
                                                                         2005

10.13               Promissory Note dated December 2, 2004 issued to     Incorporated by reference to the Company's
                    Katalyst Capital Group, Ltd.                         Amendment No. 2 to Form SB-2 filed on December 1,
                                                                         2005

10.14               Employment Agreement with Stephen W. Carnes dated    Incorporated by reference to the Company's
                    September 3, 2003                                    Amendment No. 2 to Form SB-2 filed on December 1,
                                                                         2005

10.15               DocSTAR Domestic Dealer Agreement between DocSTAR    Incorporated by reference to the Company's
                    and E Cubed Technologies, Inc. dated August, 2005    Amendment No. 2 to Form SB-2 filed on December 1,
                                                                         2005

10.16               Manheim Automotive Financial Services, Inc. Credit   Incorporated by reference to the Company's
                    Agreement dated March, 29 2004                       Amendment No. 4 to Form SB-2 filed on April 27,
                                                                         2006

10.17               Manheim Automotive Financial Services, Inc.          Incorporated by reference to the Company's
                    Subordination Agreement dated March, 29 2004         Amendment No. 4 to Form SB-2 filed on April 27,
                                                                         2006


EXHIBIT NO.         DESCRIPTION                                          LOCATION

10.18               Individual Guaranty between Stephen W. Carnes and    Incorporated by reference to the Company's
                    Manheim Automotive Financial Services Inc. dated     Amendment No. 4 to Form SB-2 filed on April 27,
                    March, 29 2004                                       2006

10.19               Promissory Note dated March, 29 2004 issued to       Incorporated by reference to the Company's
                    Manheim Automotive Financial Services, Inc.          Amendment No. 4 to Form SB-2 filed on April 27,
                                                                         2006

10.20               American Finance Corporation Credit Agreement        Incorporated by reference to the Company's
                    dated February, 16 2004                              Amendment No. 4 to Form SB-2 filed on April 27,
                                                                         2006

10.21               American Finance Corporation Guaranty dated          Incorporated by reference to the Company's
                    February, 17 2004                                    Amendment No. 4 to Form SB-2 filed on April 27,
                                                                         2006

14                  Code of Ethics                                       Incorporated by reference to the Company's Form
                                                                         SB-2 filed on July 11, 2005

23.1                Consent re: Legal Opinion                            Incorporated by reference to Exhibit5.1

23.2                Consent of Cordovano and Honeck, LLP                 Incorporated by reference to the Company's Form
                                                                         SB-2 filed on June 5, 2006



      The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any Prospectus required by Section 10(a)(3) of the 1933 Act;

                  (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum Offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate Offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any additional or changed information on the plan of distribution.

            (2) For determining liability under the 1933 Act, the Company will treat each such post-effective amendment as a new Registration Statement of the securities offered, and the Offering of such securities at that time to be the initial bona fide Offering.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

            (4) For determining liability of the undersigned small business issuer under the 1933 Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary Offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i) Any preliminary Prospectus or Prospectus of the undersigned small business issuer relating to the Offering required to be filed pursuant to Rule 424;

                  (ii) Any free writing Prospectus relating to the Offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

                  (iii) The portion of any other free writing Prospectus relating to the Offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

                  (iv) Any other communication that is an offer in the Offering made by the undersigned small business issuer to the purchaser.

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our director, officer and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment to the Registration Statement to be signed on our behalf by the undersigned, on June 13, 2006.

Date:    June 13, 2006       SIGNATURE LEISURE, INC.


                             By:    /s/ Stephen W. Carnes
                                    -------------------------------------------
                             Name:  Stephen W. Carnes
                             Title: President, Principal Accounting Officer and
                                    Principal Financial Officer



         Pursuant to the requirements of the 1933 Act, this Post-Effective Amendment to the Registration Statement has been duly signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Date:    June 13, 2006       SIGNATURE LEISURE, INC.


                             By:    /s/ Stephen W. Carnes
                                    -------------------------------------------
                             Name:  Stephen W. Carnes
                             Title: Sole Director